                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement") is dated the 8th day of October, 1999, by and among AMERICAN PSYCH SYSTEMS HOLDINGS, INC., a Delaware corporation ("Buyer"), COMBINED BENEFITS MANAGEMENT, INC., a Montana corporation ("Seller"), and VYDAS RESOURCES, INC., (formerly known as Vocational Resources, Inc.) a Montana corporation (the "Company").

      WHEREAS, Seller owns, free and clear of all liens, encumbrances, and adverse claims, all of the issued and outstanding shares of capital stock (the "Company Common Stock") of the Company;

      WHEREAS, Seller desires to sell, and Buyer desires to purchase, 100% of the issued and outstanding shares of the Company Common Stock (the "Company Shares")(representing 100% of the outstanding shares of capital stock) for the consideration and upon the terms and subject to the conditions hereinafter set forth;

      WHEREAS, the Seller is the holding company for companies engaged in the business of providing, among other services and programs, Employer Assistance Programs (such business and operation hereinafter collectively referred to as the "Business").

      NOW, THERFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF STOCK.

      1.1 AGREEMENT TO PURCHASE AND SELL. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, 100% of the Company Shares. The Company Shares to be sold by Seller hereunder consist of Seven Hundred Ten (710) shares of common stock, no par value.

      1.2 PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the Company Shares, Buyer agrees to pay to Seller the sum of Six Million Five Hundred Thousand Dollars ($6,500,000) (the "Cash Purchase Price") and issue shares of its common stock, $.001 par value per share (the "Buyer's Shares"). The exact number of shares of Buyer's Shares to be issued by Buyer hereunder is One Million Seven Hundred Eighty Nine Thousand Four Hundred Seventy Three (1,789,473) shares. The issuance of the Buyer's Shares, plus the Cash Purchase Price, constitute the purchase price by the Buyer hereunder (the "Purchase Price").

      1.3 PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions hereof, at the Closing: (1) Seller shall deliver to Buyer a certificate representing the Company Shares, duly endorsed in blank or with a duly executed stock power attached thereto for the transfer of the Company Shares to Buyer; and (2) Buyer shall deliver to Seller (i) a wire transfer to an account designated in writing prior to the Closing Date in the amount of the Cash Purchase Price and (ii) stock certificate(s) representing the Buyer's Shares to be delivered to Seller pursuant to this Agreement.

      1.4 BALANCE SHEET ADJUSTMENTS. Certain adjustments will be made to the Company's Unaudited Balance Sheet (as defined in Section 2.7 below) at the Closing (as defined in Section 1.4 below). These adjustments are as follows: (i) $825,000 in cash will be paid by the Company to the Seller; (ii) a dividend of $665,000 will be paid by the Company to the Seller; and (iii) the Seller will assume (a) $84,000 of the $298,000 notes payable current related to Blue Cross Blue Shield of Montana ("BCBSMT"), (b) $60,000 in accrued bonus payable, and (c) $681,000 in the Company's proportionate share of income taxes. The Buyer agrees that the $324,000 representing the Company's proportionate share of income taxes payable to the Seller are due and payable to the Seller within one (1) year of the Closing. The Buyer shall be liable for all other liabilities listed on the Unaudited Balance Sheet not otherwise assumed by the Seller.

      1.5 CLOSING. The closing of the purchase and sale of the Company Shares provided herein (the "Closing") will be at the office of Seller at 10:00 a.m., local time, on October 18, 1999, or at such other place or at such other date and time as Seller and Buyer may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date."


                                    ARTICLE 2

                     SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby warrants, represents, and covenants to Buyer as follows:

      2.1 SELLER'S AUTHORITY AND CONSENTS. Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and the related agreements contemplated herein, and this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, and except as set forth in Schedule 2.1, no approvals or consents are necessary in connection with the execution, delivery, or performance of this Agreement. The Seller shall be responsible for and shall take such steps necessary to obtain all such approvals and consents.

      2.2 OWNERSHIP AND TRANSFER OF THE COMPANY SHARES. Seller owns 100% of the Company Shares, beneficially and of record, and as of the date hereof, such ownership is, and as of Closing, shall be, free and clear of all liens, charges, encumbrances, or restrictions of any kind. Seller has the right to sell, transfer, and deliver to Buyer, in accordance with this Agreement, the Company Shares free and clear of all liens, charges, claims, encumbrances, or restrictions of any kind, and all of such shares are validly issued and outstanding, fully paid, and non-assessable. The sale, transfer, and delivery of the Company Shares to Buyer pursuant to this Agreement is exempt from the registration requirements of all applicable federal and state laws.

      2.3 NO BREACH. Neither the execution and delivery of this Agreement and the related agreements contemplated herein, nor performance of, and compliance with, this Agreement by Seller and Company will, with or without the giving of notice or the passage of time, or both: (i) violate any federal, state, or local law, regulation, ordinance, or other provision applicable to the Seller and/or the Company; (ii) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Seller's and/or the Company's respective Articles of Incorporation, Bylaws, or any indenture, mortgage, deed of trust, contract, undertaking, or other agreement or instrument to which the Seller and/or Company is a party to or is bound or affected; (iii) result in the creation of, any lien, charge, or encumbrance upon any of the Company Shares or upon any of the properties or assets of the Seller and/or (iv) conflict with or result in the violation of any judgment, order, or decree of any court or arbiter under which the Seller and/or Company is bound.

      2.4 AFFILIATED ENTITIES. Except as set forth in Schedule 2.4 hereof, the Company does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, partnership or other business organization or association relating to the business operations of the Company, nor has the Company guaranteed any indebtedness or the performance of any other party. The affiliated entities set forth in Section 2.4 hereof are hereinafter referred to collectively within this Agreement as the "Affiliates." As used in this Article 2, each reference to the "Company" shall include each Affiliate. The Company has not assumed, guaranteed, or otherwise assumed liability for, any debts, obligations, liabilities, or liens of any Affiliate.

      2.5 ORGANIZATION, GOOD STANDING, AND QUALIFICATION. The Company is duly organized, validly existing, and in good standing under the laws of its state of organization, and has all requisite corporate power and authority to carry on its business and to own, lease, or operate its properties as and in the places where such business is now conducted and such properties are owned, leased, or operated; and is duly qualified to do business and are in good standing in each jurisdiction where such qualification may be necessary. All of the jurisdictions in which the Company is duly qualified and in good standing as a foreign corporation are listed in Schedule 2.5 hereof. The Company has its principal place of business at Missoula, Montana.

      2.6 AUTHORIZED CAPITAL. The authorized, issued, and outstanding capital stock of the Company consists solely of the Company Shares. Except as set forth on Schedule 2.6, there are no outstanding stock options or warrants with respect to, or privileges or rights to purchase or subscribe for, any capital stock of the Company, obligations, or securities issued by the Company convertible into shares of its capital stock, agreements providing for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or any agreements by the Company to issue, sell, or acquire any of its capital stock, nor does Seller or any other party have any preemptive rights in respect of the Company Shares. No authorized shares of the Company have been reserved for any purpose or are held as treasury shares.

      2.7 FINANCIAL STATEMENTS. Seller has furnished to Buyer (i) an audited balance sheet and notes thereto for each of the Company and of the Seller as of the end of the last fiscal year (the "Audited Balance Sheet"), (ii) an audited statement of operations for each of the Company and of the Seller for the last fiscal year, (iii) an unaudited balance sheet and notes thereto for each of the Company and of the Seller as of August 31, 1999 (the "Unaudited Balance Sheet"), and (iv) an unaudited statement of operations for each of the Company and of the Seller for the period ending August 31, 1999, copies of which are attached hereto as Schedule 2.7 (collectively the "Financial Statements"). The Audited Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets" and August 31, 1999 as the "Balance Sheet Date". The Financial Statements fully and fairly set forth the financial condition of the Company and of the Seller, respectively, as of the dates indicated, and the results of their respective operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and in the related reports of independent accountants, and as to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments. Copies of the related reports of independent accountants are attached hereto as part of Schedule 2.7. Notwithstanding the foregoing, the Financial Statements of the Company does not include those of AZ Care, Inc.

      2.8 ABSENCE OF SPECIFIED CHANGES. Except as set forth in Schedule 2.8, attached hereto, and except as provided under Section 1.4 regarding adjustments to the Company's Unaudited Balance Sheet, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and there has not, since that date, been any:

            (a)   Material transaction by the Company;

            (b)   Material capital expenditure by the Company;

            (c) Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company;

            (d) Destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Company;

            (e) Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of the Company;

            (f) Change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by the Company;

            (g)   Material re-valuation by the Company of any of its assets;

            (h) Declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its shares;

            (i) Any sale or transfer of any asset of the Company, except inventory in the ordinary course of business, cash on hand, or in banks or other depositories and the assets described herein;

            (j) Amendment or termination of any contract, agreement, lease, or license to which the Company is a party, except in the ordinary course of business and which has not had a materially adverse effect on the Company's assets, operations, or prospects;

            (k) Loan by the Company to any person or entity (other than extensions of credit to customers in the ordinary course of business), or guaranty by the Company of any loan;

            (l) Waiver, discharge, or release of any right or claim of the Company, except in the ordinary course of business and consistent with prior practice;

            (m) Mortgage, pledge, or other encumbrance of any asset of the Company, or any borrowing, other than in the ordinary course of business;

            (n) Issuance or sale by the Company of any of its shares of Company Shares or of any other of its securities;

            (o) Cancellation of any policy of liability insurance of Company or any refusal of any carrier to renew or continue any existing liability insurance of Company, or any increase in premiums for any such insurance exceeding 10% of the amount of the premium in effect on January 1, 1999;

            (p) Adoption of any employee benefit, bonus, welfare, or other plan;

            (q) Change in the Company's banking or safe deposit arrangements or authority of any person in respect thereof;

            (r) Institution, settlement, or agreement to settle any litigation, action, or proceeding by or against the Company or of the Seller before any court or governmental body relating to the Company, or Seller or its property.

      2.9 DEBTS, OBLIGATIONS, AND LIABILITIES. The Company as of the Balance Sheet Date had no material debts, obligations, or liabilities of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, except as those set forth on
Schedule 2.9, and the Company is not in default in the performance of any obligation, agreement, or condition contained in the items identified on
Schedule 2.9.

      2.10 TAX RETURNS AND AUDITS. Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns, if any, required by law and have paid all taxes, assessments, and penalties reflected therein as due and payable. The results of IRS audits, if any, are accurately reflected in the Financial Statements. Neither the Company nor the Seller has received notice of or are aware of any pending or threatened examination of the state or federal income tax returns of the Company. The Company's federal and state income tax liability is accurately reflected in the Financial Statements. There are no present disputes as to tax of any nature payable by the Company. The Financial Statements contain provision for the payment of all taxes, assessments, and penalties for taxes payable through the date thereof for the Company.

      2.11 REAL PROPERTY LEASED. The Company owns no real property. Schedule
2.11 attached hereto is a complete and accurate description of each parcel of real property which is leased by or to the Company as of the Closing. All the leases listed in Schedule 2.11 are valid and in full force on their present terms and conditions. Except as indicated in said Schedule 2.11, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of such leases. Except as set forth in Schedule 2.11, all such leases will be unaffected by the sale of the Company Shares hereunder so that, after such sale, the Company will remain entitled to the full benefits thereof.

      2.12 PERSONAL PROPERTY LEASED. Schedule 2.12 attached hereto is a complete and accurate description of each item of personal property which is leased by or to the Company as of the Closing. All the leases listed in Schedule 2.12 are valid and in full force on their present terms and conditions. Except as indicated in said
Schedule 2.12, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of such leases. All such leases will be unaffected by the sale of Company Shares hereunder so that, after such sale, Company will remain entitled to the full benefits thereof.

      2.13 OTHER TANGIBLE PERSONAL PROPERTY. Schedule 2.13 attached hereto is a complete and accurate schedule describing and specifying, as of the Balance Sheet Date, the location of all tangible personal property owned by, in the possession of, or used by the Company and that was as of such date, in possession of or used by the Company in connection with the Business.

      2.14 INTANGIBLE PERSONAL PROPERTY. Schedule 2.14 attached hereto is a complete and accurate schedule describing and specifying, as of the Balance Sheet Date, a complete description of all intangible personal property owned by, in the possession of, or used by the Company and that was as of such date in the possession of or used by the Company in connection with the Business.

      2.15  CONTRACTS.

            (a) Schedule 2.15(a) attached hereto is a complete and accurate schedule describing and specifying as to the Company: (i) all contracts not made in the ordinary course of business; (ii) all employee benefit, employee welfare benefit, or employee pension plans, policies, or agreements; (iii) all partnership, joint venture, license or management agreements or contracts; (iv) all contracts and agreements with any independent contractor or employee; (v) all managed care and other payor contracts pursuant to which the Company provides or receives services; (vi) all labor contracts, and all collective bargaining agreements and arrangements and practices of Company affecting any of its employees; and (vii) any and all other contracts, agreements, commitments, or other understandings or arrangements to which the Company is a party or by which any of its property is bound or affected, but excluding any purchase and sale order made in the ordinary course of business providing by its terms for payments or receipts by the Company of less than (singly or in the aggregate) $10,000.

            (b) All such contracts or other commitments listed on Schedule 2.15(a) are valid, binding, and enforceable by the Company. The Company is not in default under any such contract agreement, plan, or arrangement, and in accordance with its respective terms, and each such contract is in full force and effect. Except as set forth on Schedule 2.15(a), the Company is not a party to any oral or written (i) contract for the employment of any officer, employee, consultant, or independent contractor; (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage contract; (iii) contract for the future purchase of materials, supplies, services, merchandise, or equipment involving payments of more than $10,000, over its remaining term (including periods covered by any option to renew by either party); (iv) contract for the purchase or sale of any real or personal property having a value of more than $10,000 or agreement or arrangement for the grant of any preferential rights to purchase any of the Company's assets, properties, or rights having a value of more than $10,000; (v) joint venture agreement or arrangement or other agreement involving the sharing of profits; (vi) contract or agreement with any party that has the effect of limiting or restricting the Company's ability to market, promote, sell, or manage the Business, and activities related thereto, in any geographic area; and
(vii) any contract or agreement that by its terms does not terminate, or is not terminable by the Company, within 60 days or upon 60 days' notice.

            (c) Except as set forth on Schedule 2.15(b) hereto, all contracts set forth in Schedule 2.15(a) are: (i) evidenced in writing; (ii) have been duly and validly executed by the Company and by each of the other parties thereto;
(iii) are in full force and effect in accordance with their respective terms; and (iv) constitute the legal, valid and binding obligation of, and are enforceable against, the Company, and each of the other parties thereto. Except as set forth on Schedule 2.15(b), no event has occurred which, with or without notice or the passage of time or both, constitutes or would constitute a default by the Company under any contract, and no event has occurred which, with or without notice of the passage of time or both, constitutes or would constitute a default by any other party under a contract. Neither the execution or the effectuation of this Agreement nor of the related agreements described herein will or would constitute a default or material breach of the contracts set forth in Schedule 2.15(a).

      2.16 TITLE TO ASSETS. The Company has, and upon the Closing the Company will have, good, valid and marketable fee title to all its properties and assets (other than those which are leased or licensed and have been so disclosed), including the properties and assets reflected on Schedules 2.13 and 2.14. All such properties and assets are free and clear of all title defects or objections, liens, mortgages, deeds of trust, claims, charges, pledges, security interests, liabilities, obligations, or other encumbrances of any nature whatsoever (collectively, "Liens"), except as set forth in Schedule 2.16.

      2.17 LITIGATION. Except as set forth on Schedule 2.17, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or threatened against or affecting the Company, or the business, assets, or financial condition of the Company. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

Neither the Company nor Seller is presently engaged, or is considering engaging, in any legal action to recover moneys due to either of them or for damages sustained by either of them arising out of the Business, or resulting from the ownership of the Company Shares.

      2.18 CORPORATE DOCUMENTS. Seller has furnished to Buyer copies of (i) the minute books of the Company containing all existing records of all proceedings, consents, actions, and meetings of the shareholders and board of directors of the Company and (ii) the stock transfer books of the Company. Such minute books and stock books of the Company are true and correct, and there have been no transactions involving the business of the Company which properly should have been set forth therein and which have not been accurately so set forth. Copies of the Articles of Incorporation of the Company and all amendments thereto, and copies of the Bylaws and minute books of the Company as presently in effect, certified as complete and correct by the Secretary of the Company, have been delivered to Buyer.

      2.19 OFFICERS AND DIRECTORS; SIGNING AUTHORITY; BANKS. Schedule 2.19 attached hereto is a complete and accurate list of (i) the names of all of the officers and directors of the Company showing their offices; (ii) the names of all persons holding a power of attorney on behalf of the Company; and (iii) the names of all banks or other financial institutions in which the Company has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes on behalf of the Company.

      2.20 INSURANCE. All of the property of the Company is covered as of the date hereof and will be covered as of the date hereof until the Closing Date by property and casualty insurance, copies of which are attached as Schedule 2.20. The business and operations of the Company is covered as of the date hereof and will be covered until the Closing Date by professional liability, general liability, and worker's compensation insurance, copies of which are attached as Schedule 2.20. Schedule 2.20 also contains a complete and accurate schedule of all insurance policies of the Company currently in effect. All such policies are in full force and effect and the Company has not received any notice of cancellation or reduction of coverage of any such policies. Seller has furnished to Buyer copies of all insurance policies held by the Company within the five (5) year period immediately prior to the date of this Agreement.

      2.21 NON-COMPETITION AGREEMENTS. Schedule 2.21 attached hereto contains a complete list of all contracts or commitments of the Company which contain non-competition provisions that would restrict its rights to freely carry on its business.

      2.22  EMPLOYEES.

            2.22.1 EMPLOYEE BENEFITS. Except as set forth in Schedule 2.22.1, the Company is not a party to, bound by or obligated to contribute to or under, any pension or retirement plan (except for Social Security), medical, hospitalization, vision, dental, life, disability or other similar benefit plan, deferred compensation plan, or other similar plan, severance plan or policy, or any other similar performance, bonus, incentive or benefit plans, trusts, funds, arrangements, policies, agreements or understandings (collectively, "Benefit Plans") with respect to its employees.

            2.22.2 LABOR AGREEMENTS. Except as set forth on Schedule 2.22.2(a) there is no pending or threatened unfair labor practice complaint against the Company before the National Labor Relations Board, (b) there is no strike, labor dispute, slowdown, union organizing activity or stoppage actually pending or threatened against the Company, (c) no union representation question exists respecting the employees, or any group of employees of the Company, (d) no grievance which might have a material adverse effect on its operations nor any arbitration proceeding arising out of or under collective bargaining agreements is pending, and no claims therefor exist, and (e) the Company has not experienced any material work stoppage or other material labor difficulty within the three (3) year period prior to the Closing Date.

            2.22.3 COMPLIANCE WITH EMPLOYMENT LAWS. The Company has materially complied with, and is currently materially complying with, and has not received any notice of noncompliance with, any applicable laws relating to the employment of labor. The Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

            2.22.4 COMPANY PLANS. All Company Plans and Other Arrangements in which Company employees participate are listed on Schedule 2.22.4(A). Except as set forth in Schedule 2.22.4(B): (a) the Company has made all contributions and other payments required by and due under the terms of each such Company Plan and Other Arrangement, and each Company Plan and Other Arrangement has been administered in accordance with its terms; (b) the Company has materially complied with and is in material compliance with all applicable provisions of the Employee Retirement Income Security Act, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended ("Code"), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Exchange Act of 1934 and all other laws, in each case pertaining to each Company Plan or Other Arrangement, and has paid all premiums and assessments relating to all Company Plans and Other Arrangements. The Company has no pending or threatened unfair labor practice charges, contract grievances, or other administrative charges, claims, grievances, or lawsuits, by or before any governmental body, any court or arbitrator, or any other party, relating to the Company Plans or Other Arrangements.

For purposes of this Agreement, "Company Plan" shall mean any plan, program, or arrangement, whether or not written, that it is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by or on behalf of the Company, (b) to which the Seller or an affiliate of the Seller on behalf of the Company, or the Company contributed or was obligated to contribute or to fund or to provide benefits, or
(c) which provides or promises benefits to any party who performs or has performed services for the Company and because of those services is or has been a participant therein or entitled to benefits thereunder. For purposes of this agreement, "Other Arrangement" shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including any fringe benefit under the Code) to employees, officers, or independent contractors that is not a Company Plan.

      2.23 LICENSES. The Company has obtained all licenses, permits and approvals of any governmental body which are required in connection with the operation of its Business as currently conducted and in the locations in which such business is conducted. Schedule 2.23 attached hereto contains a complete and accurate schedule of all licenses presently in effect for the Company. Except as set forth in Schedule 2.23, there is no claim, proceeding, or controversy, pending or threatening, involving any such license, permit, or approval.

      2.24 ACCOUNTS RECEIVABLE. All receivables (including accounts receivable, loans receivable, and advances) of the Company which are reflected on the Audited and Unaudited Balance Sheets, and all receivables of the Company created since the date thereof, arose from bona fide transactions in the ordinary course of business, all receivables shall be (or have been) fully collectible (i.e., there exists no impediment to collection) when due, or in the case of each such account receivable shall be (or have been) fully collectible within ninety
(90) days after it arose, without resort to litigation or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with prior practices as reflected on the most recent annual audited Financial Statements.

      2.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of the Company, any of the officers, employees, or agents, or any other person acting on behalf of the Company, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist either in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal, governmental litigation or proceeding that would have a materially adverse effect on the assets, business, or operations of the Company as reflected in the Financial Statements, or as it relates to the Company, the statements provided in accordance with Section 2.8, or, (ii) if not given in the past, might have had a materially adverse effect on the assets, business, or operations of the Company as reflected in the Financial Statements, or as it relates to the Company, the statements provided in accordance with
Section 2.8, or (iii) if not continued in the future, might have a materially adverse effect on the assets, business, operations, or prospects of the Company as reflected in the Financial Statements, or as it relates to the Company, the statements provided in accordance with Section 2.8.

      2.26 COMPLIANCE WITH LAWS. The Company has materially complied with all existing laws, rules, and regulations, and has complied with all orders, judgments, and decrees now or hereafter applicable to the Business, properties, or operations as presently conducted. Neither the ownership nor use of the Company's properties nor the conduct of its Business materially violates the rights of any other person, firm, or corporation.

      2.27 PATENTS, TRADE NAMES, TRADEMARKS AND COPYRIGHTS. In its business the Company uses no patents, copyrights, trademarks, service names, trade names, trade secrets or other intangible proprietary rights (collectively "Intangible Proprietary Rights") or any licenses relating to any Intangible Proprietary Rights, except its name "Vydas Resources, Inc." and "VRI" and certain software set forth in Schedule 2.27. Except as otherwise set forth in Schedule 2.27, the Company is not infringing upon or otherwise acting adversely to the Intangible Proprietary Rights owned by any other person, and there is no claim or action by any such other person pending or threatened with respect thereto.

      2.28 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 2.28 herein, the Company is not providing any goods or services (including, without limitation, consulting services) to, receives any goods or services (including, without limitation, consulting services) from, or is a party to any agreement with, any Related Party (other than transactions solely between the Company and the Seller). "Related Party" means any person or entity controlled by, controlling or under common control with the Company or the Seller.

      2.29 DISCLOSURE. No representation or warranty by Seller contained in this Agreement or any statement or certificate furnished or to be furnished by Seller or the Company to Buyer or its representatives in connection herewith or pursuant thereto contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Company Shares with adequate information as to the Company, and its condition (financial and otherwise), properties, assets, liabilities, business, and prospects, and has disclosed to Buyer in writing all material adverse facts known to Seller relating to the same. Seller has also disclosed to the Buyer in writing all material adverse facts known to Seller relating to the Company Shares and Seller's authority to enter into this Agreement, and the existence of any material breach or violation of any contract, agreement, law, regulation, or ordinance relating to or affecting the Company.

      2.30  INVESTMENT REPRESENTATIONS.

            (a) The Seller acknowledges and understands that the Buyer's Shares to be delivered to it pursuant to Section 1.2 will not be registered under the Securities Act of 1933, as amended, or any applicable state securities laws (collectively, the "SECURITIES LAWS"), is being or will be sold to it in a transaction that is exempt from the registration requirements of the Securities Laws, and cannot be offered, sold or otherwise transferred except pursuant to an exemption from the registration requirements of the Securities Laws or pursuant to an effective registration statement under the Securities Laws, and agrees that the certificates representing any Buyer's Shares conveyed to Seller may contain a legend to the foregoing effect. Seller agrees not to sell or dispose of any Buyer's Shares other than pursuant to an exemption from the registration requirements of the Securities Laws or an effective registration statement.

            (b) Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Buyer's Shares and (ii) is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933.

            (c) Seller is acquiring the Buyer's Shares pursuant to Section 1.2 for investment, solely for its own account, and not with a view to the distribution thereof in violation of applicable laws.

      2.31 FRAUD & ABUSE. Neither the Company nor any person who provides professional services under agreements with the Company has engaged in any activities which are prohibited under federal Medicare and Medicaid statutes (including, without limitation, 42 U.S.C. ss.ss. 1320a-7, 1320a-7(a), 1320a-7(b), 1395nn and 1396b), the federal Civil False Claims Act (31 U.S.C. ss. 3729 ET SEQ.), the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by rules of professional conduct.

      2.32  ENVIRONMENTAL MATTERS.

            (a) Except as set forth in SCHEDULE 2.32(A) hereto, the Company has materially complied and is in material compliance with all Environmental Laws. For purposes of this section, "Environmental Laws" mean all Federal, state and local statutes, ordinances, orders, rules, regulations, or decrees and the like relating to (a) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the emission, spill, escape or other release ("Release") or threatened Release of Hazardous Materials; (b) the generation, use, storage, transportation, treatment or disposal of Hazardous Materials, or (c) land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) and any analogous local, state and Federal statutes and regulations promulgated pursuant thereto, each as amended or supplemented.

            For purposes of this Section, "Hazardous Materials" shall mean (a) any chemical, material or substance at any time defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "infectious wastes," infectious material," bloodborne pathogen," "etiologic agent," "infectious substance," "medical waste," "regulated medical waste," "toxic substance" or any other formulation intended to define, list or classify substance by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, infectious nature, radioactivity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Law or publications promulgated pursuant thereto, (b) any oil, petroleum, petroleum fraction or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive wastes, substances or other materials, (e) asbestos or asbestos containing materials, (f) urea formaldehyde form insulation, (g) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (h) pesticides and (i) any other chemical, material or substance which is limited or regulated by any governmental body.

            (b) The Company has been duly issued, and currently has, all material permits, licenses, certificates and approvals (collectively, "PERMITS") required under the Environmental Laws. A true and complete list of such Permits, all of which are valid and in full force and effect, is set out in SCHEDULE 2.32(B). Except in accordance with such Permits or as permitted by Environmental Laws, there has been no Release of Hazardous Material.

            (c) There are no pending or threatened, actions, suits, orders, claims, litigations, arbitrations, audits or proceedings based on, and the Company has not received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental body or any other party and Seller has no knowledge, of any facts which would form the basis for any such actions, suits, orders, claims, litigations, arbitrations, audits, proceedings or notices arising out of or attributable to: (i) the current or past presence, Release, or threatened Release, of Hazardous Materials by the Company; (ii) the off-site disposal or treatment by the Company of Hazardous Materials; (iii) any operations of the Company which do not conform in all material respects to requirements of the Environmental Laws; or (iv) any material violation of Environmental Laws arising from the Company's activities (or the activities of the Company's predecessors-in-interest, if any) involving Hazardous Materials.

      2.33 ACTIVITIES OF PROVIDERS. Except as set forth on Schedule 2.33, in the aggregate no more than five percent (5%) of the individual providers and no hospital or other institutional provider, who or which has an agreement to provide services to the Company, has expressed an intent (whether or not legally binding) to terminate such agreement with the Company.

      2.34 ACTIVITIES OF PAYORS AND EMPLOYEES. Except as set forth on Schedule 2.34, no third party payor(s) or employer(s) having an agreement with the Company for services, and representing in the aggregate five percent (5%) or more of the enrollee, patient, and/or member population of the Company, or in the aggregate five percent (5%) or more of the revenues of the Company, have expressed an intent (whether or not legally binding) to terminate such agreement(s) with the Company.

      2.35 MARKETING MATERIALS. EXCEPT AS SET FORTH IN SCHEDULE 2.35, COMPANY HAS, AND UPON CLOSING WILL RETAIN, THE OWNERSHIP OF, AND FULL RIGHT TO USE AND DEVELOP, ALL MARKETING AND ADVERTISING MATERIALS, PAMPHLETS, AND BROCHURES, AND ALL ARTWORK RELATED THERETO, RELATING TO THE BUSINESS.

      2.36 ADDING OF SCHEDULES. Schedules described above that are not attached as of the date of execution of this Agreement will be attached prior to Closing, subject to Buyer's approval of such schedules.


                                    ARTICLE 3

                     BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer hereby represents, warrants, and covenants to Sellers that:

      3.1 ORGANIZATION, GOOD STANDING, AND QUALIFICATION. Buyer is a corporation duly organized, validly existing, and in good standing, under the laws of the State of Delaware.

      3.2 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. The execution and delivery of this Agreement and the performance by Buyer of its terms do not conflict with or result in the violation of Buyer's Articles of Incorporation or Bylaws or any judgment, order, or decree of any court or arbiter under which Buyer is bound and do not conflict with and will not constitute a material breach of the terms, conditions, or provisions of or constitute a default under any contract, undertaking, indenture, or other agreement or instrument by which Buyer is now bound or to which Buyer is now a party.

      3.3 BUYER'S AUTHORITY AND CONSENTS. Buyer has the right, power, legal capacity, and authority to enter into and perform Buyer's obligations under this Agreement, and no approvals or consents of any person are necessary in connection with it. The execution and delivery of this Agreement by Buyer has been duly authorized by Buyer's Board of Directors.

      3.4 BUYER'S SHARES. The Buyer's Shares, when issued and delivered to Seller pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all encumbrances, and not subject to any preemptive rights.


                                    ARTICLE 4

          SELLER'S AND COMPANY'S OBLIGATIONS BEFORE CLOSING Seller and

      Company hereby covenant that from the date hereof until the
Closing:

      4.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Seller and Company shall provide Buyer and its representatives access to the offices of the Company from time to time during normal business hours to inspect the premises, books, accounts, records, contracts, and documents and to confer with the Company's employees and consultants for the purpose of independently verifying Seller's representations and warranties regarding the Company, whether contained in this Agreement or otherwise made or given.

      4.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Seller will use its best efforts to cause the Company to, and the Company will, carry on its business diligently and in substantially the same manner as previously has been carried on, and solely in the ordinary course of business.

      4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. The Company and Seller will use their best efforts to (i) maintain the Company's business and properties; (ii) preserve the business organization and the goodwill of the Company and the Seller; (iii) maintain and preserve the Company's relationships with customers, suppliers, and providers; (iv) operate in the ordinary course of business; and (v) take no action inconsistent with the above, except as provided under

Section 1.4 regarding adjustments to the Company's Unaudited Balance Sheet. Without the consent of the Buyer, such consent not to be unreasonably withheld, there shall not be any:

            (a) Material transaction by the Company except in the ordinary course of business;

            (b)   Material capital expenditure by the Company;

            (c) Change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by the Company;

            (d)   Material re-valuation by the Company of any of its assets;

            (e) Declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its shares;

            (f) Any sale or transfer of any asset of the Company, except inventory in the ordinary course of business, cash on hand, or in banks or other depositories and the assets described herein;

            (g) Amendment or termination of any contract, agreement, lease, or license to which the Company is a party, except in the ordinary course of business and which has not had a materially adverse effect on the Company's assets, operations, or prospects;

            (h) Loan by the Company to any person or entity (other than extensions of credit to customers in the ordinary course of business), or guaranty by the Company of any loan;

            (i) Waiver, discharge, or release of any right or claim of the Company, except in the ordinary course of business and consistent with prior practice;

            (j) Mortgage, pledge, or other encumbrance of any asset of the Company, or any borrowing, other than in the ordinary course of business;

            (k) Issuance or sale by the Company of any of its shares of Company Shares or of any other of its securities;

            (l) Cancellation of any policy of liability insurance of Company or any refusal of any carrier to renew or continue any existing liability insurance of Company, or any increase in premiums for any such insurance exceeding 10% of the amount of the premium in effect on January 1, 1999;

            (m) Adoption of any employee benefit, bonus, welfare, or other plan;

            (n) Change in the Company's banking or safe deposit arrangements or authority of any person in respect thereof;

            (o) Institution, settlement, or agreement to settle any litigation, action, or proceeding by or against the Company or of the Seller before any court or governmental body relating to the Company, or Seller or its property; or

            (p)   Agreement to do any of the foregoing.

      4.4 CORPORATE MATTERS. The Company will not: (a) (i) amend its Articles of Incorporation or Bylaws, (ii) issue any shares of capital stock,
(iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares might be directly or indirectly authorized, issued, or transferred from treasury, (b) merge or consolidate or obligate itself with or unto any other entity, or (c) agree to do any of the acts listed in (a) or (b) above.

      4.5 EMPLOYEES AND COMPENSATION. The Company will not, nor agree to, perform any of the following acts without the prior written consent of Buyer:
(i) grant an increase in salaries payable to or become payable to any officer, employee, sales agent, or representative, (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which the Company is a party or by which it may be bound.

      4.6 DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF STOCK. Except as set forth and described in Schedule 4.6, the Company will not (i) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (ii) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; (iii) enter into any agreement or obligation to do any of the foregoing.

      4.7 MAINTENANCE OF INSURANCE. The Company, until the time of Closing, will continue to carry all of its insurance policies set forth in Schedule 2.20 attached hereto.

      4.8 PAYMENT OF LIABILITIES AND WAIVER OF CLAIM. The Company will not, nor agree to, without Buyer's prior written consent: (i) waive or compromise any material right or claims; (ii) pay any obligation or liability fixed or contingent, other than current liabilities; (iii) cancel, without full payment, any material note, loan, or other obligation owing to the Company.

      4.9 EXISTING AGREEMENT. Except in the ordinary course of its business and consistent with prior practice, the Company will not and Seller will not permit the Company to modify, amend, cancel, or terminate any of its existing material contracts or agreements.

      4.10 NOTIFICATION. Seller shall promptly notify and in any event shall provide notice prior to Closing to Buyer of any material transaction, event, or occurrence involving the Company that is outside the ordinary course of its business.


                                    ARTICLE 5

                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

      The obligation of Buyer to purchase the Company Shares under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 5.

      5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement, all representations and warranties by Seller (including representations and warranties regarding the Company) in this Agreement or in any written statement delivered to Buyer hereunder shall be true in all material respects on the Closing Date, and Buyer shall have received a certificate to that effect from Seller, dated the Closing Date.

      5.2 PERFORMANCE BY SELLER. Seller and the Company shall have performed, satisfied, and complied with, all covenants, agreements, and conditions required by this Agreement.

      5.3 OPINION OF COUNSEL. Buyer shall have received from counsel for the Company an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, to the effect that:

            (a) The Company is duly incorporated and validly existing and in good standing under the laws of the State of Montana and has all necessary corporate power to own its properties as now owned and operate its business as now operated.

            (b) All the issued and outstanding shares of capital stock of the Company are owned of record by Seller, such stock is validly issued, fully paid, and nonassessable, there are no outstanding stock options or warrants with respect to, or privileges or rights to purchase or subscribe for, any capital stock of the Company, obligations or securities issued by the Company convertible into shares of capital stock of the Company, agreements providing for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or any agreements by the Company to issue, sell, or acquire any of its capital stock, nor does the Seller have preemptive rights with respect to any such shares of capital stock.

            (c) This Agreement has been duly and validly executed and delivered by Seller and the Company and is valid and binding on the Seller and the Company and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors and by general principles of equity.

            (d) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, to the best of such counsel's knowledge, will constitute (i) a default or an event that would, with notice or lapse of time, or both, constitute a default under, or violation or breach of, the Articles of Incorporation or Bylaws of the Company, or any indenture, license, lease, franchise, mortgage, instrument, or other agreement known to counsel to which the Company, or Seller are a party, or by which the Company, or any of the properties of the Company may be bound, or (ii) an event that would permit any party to any agreement or instrument known to counsel to terminate it or to accelerate the maturity of any indebtedness or other obligation of the Company thereunder, or (iii) any event that would under any agreement known to counsel to which the Company is a party, result in the creation or imposition of any lien, charge, or encumbrance on any of the assets of the Company.

      5.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, in which a plaintiff not a party to this Agreement seeks to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain substantial damages in connection herewith, shall have been instituted or threatened on or before the Closing Date.

      5.5 CONSENTS. All agreements and consents of any parties necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained by Seller and delivered to Buyer.

      5.6 APPROVAL OF DOCUMENTATION. The form and substance of all agreements, certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be reasonably satisfactory to Buyer and its counsel.

      5.7 GOOD STANDING CERTIFICATE. Buyer shall have received a certificate of good standing for the Company issued by the Secretary of State of the State of Montana as of a date not more than ten (10) days prior to the Closing Date.

      5.8 RESIGNATION OF OFFICERS AND DIRECTORS. Buyer shall have received the written resignation of all of the officers and directors of the Company, effective as of the Closing Date.

      5.9 NO ADVERSE CHANGES. Buyer shall have received a certificate from the Seller dated the Closing Date, that since the date hereof there shall not have occurred any material adverse change in condition (financial or otherwise) to the business, properties, assets, or prospects of the Company.

      5.10 USE OF TRADE NAMES, TRADEMARKS AND COPYRIGHTS. Seller shall have agreed in writing that it may not use or permit anyone other than the Buyer to use for any purpose any mark, name, slogan, or logo that is owned by Seller or the Company and used in the Company's business by the Company, and a copy of such agreement shall have been delivered to the Buyer.

      5.11 DUE DILIGENCE. Buyer shall have performed such due diligence review of the Seller and the Company, including but not limited to the inspection contemplated by Section 4.1, as it deems necessary, and shall have determined, in its reasonable discretion, that it is satisfied with the results of its due diligence investigation.

      5.12 EMPLOYMENT AGREEMENTS. American Psych Systems, Inc. ("APS") shall have entered into certain employment agreements (the "Employment Agreements") with the Company's senior management (i.e., Clifford Larson, Dee Dee Gianchetta, Wayne Knutson, Art Held, and Dave Johnson), and as of the Closing such agreements will be in full force and effect, and any previously existing employment agreements with persons will be terminated and superseded. Certain obligations under previously existing employment agreements will be the obligation of the Seller, in accordance with Section 9.1.

      Notwithstanding the foregoing, in the event that a member of the Company's senior management, as set forth above, elects not to enter into such Employment Agreement with the Buyer, but elects rather to maintain his/her current agreement with the Company, such election may be deemed by the Buyer as equivalent to that person having entered into an Employment Agreement with APS for purposes of satisfying the requirements of this section, where the Buyer has reviewed and approved the terms of such current agreement prior to the Closing.

      5.13 SHAREHOLDER'S RIGHTS AGREEMENT. The Buyer and Seller shall have entered into a Shareholder's Rights Agreement, on terms reasonably acceptable to Buyer, which agreement shall include, but not be limited to, the following provisions: (i) at such time as there is an initial public offering ("IPO") of the Buyer's Shares, the Buyer will utilize its best efforts to provide Seller with freely tradable shares within one (1) year of such IPO; (ii) the Buyer will use its best efforts to give Seller the right to participate in any secondary offering, based upon Seller's percentage ownership in the Buyer; (iii) in the event of a change in control of the Buyer, Seller will be offered the opportunity to sell its shares on the same valuation as the holders of the majority of the Buyer's shares; and (iv) in the event that there is neither an IPO nor a change in control of the Buyer within five (5) years of the Closing Date, Seller will be permitted to put its shares to the Buyer for cash, and the Buyer will be permitted to call Seller's shares in the Buyer for cash.

      5.14 BCBSMT/COMPANY SERVICES AGREEMENTS. BCBSMT and the Company shall have entered into such agreement or agreements, on terms reasonably acceptable to Buyer, for the provision of services by the Company to BCBSMT.

      5.15 BCBSMT/COMPANY INTER-COMPANY SERVICES AGREEMENT. BCBSMT and the Company shall have cancelled the current Inter-Company Services Agreement between BCBSMT and the Company

      5.16 LIABILITY INSURANCE. THE SELLER WILL PRESENT TO THE BUYER APPROPRIATE EVIDENCE OF LIABILITY INSURANCE, WHETHER AS "TAIL" INSURANCE OR OTHERWISE, TO COVER SUFFICIENTLY ANY OF THE COMPANY'S LIABILITIES THAT MAY ARISE IN CONNECTION WITH THE BUSINESS AS A RESULT OF THE COMPANY'S ACTS OR OMISSIONS OR THOSE OF THE COMPANY'S EMPLOYEES OR AGENTS THAT OCCURRED PRIOR TO CLOSING. ANY DEDUCTIBLES WILL BE THE RESPONSIBILITY OF THE SELLER.

      5.17 TERMINATION OF TAX SHARING AGREEMENT. The Company shall terminate its participation in the Agreement for the Sharing of Federal Income Taxes, executed in October 1994, by and among BCBSMT, the Seller, the Company, Hendrickson, Miller & Associates, Inc., Intermountain
Administrators, Inc. Intermountain Underwriters, Inc., Western States Insurance Agency, Inc., and Insurance Coordinators of Montana, Inc.

      5.18 TERMINATION OF JOINDER AGREEMENT. Effective on or before Closing, Seller will cause Company to terminate, without the creation or transfer of any liabilities or other obligations to the Buyer, of that certain "Joinder Agreement" dated April 23, 1991 between Company and BCBSMT, pursuant to which Company has heretofore participated in the "Tax-Favored Savings Program" (the "PLAN") a qualified defined contribution plan maintained by BCBSMT for the benefit of its employees and employees of participating affiliates of BCBSMT. Upon such termination, the obligation of Company to make contributions to the plan shall cease, except for contributions accrued with respect to compensation payable to Company's employees on or before the effective date of such termination, and all such contributions shall be paid to the Plan on or before Closing. Any and all rights which employees of Company have under the Plan with respect to amounts contributed thereto shall remain in full force and effect after termination of the Joinder Agreement. Seller agrees to cooperate with Buyer and Company to effect a transfer of the accrued benefits of Company employees under the Plan to a successor qualified defined contribution plan as soon as administratively practicable after Closing.

      5.19 STATEMENT OF FAIR MARKET VALUE. A Statement of Fair Market Value for the transaction shall have been provided by the Seller to the Buyer.

      5.20 APPROVAL OF LENDER. The Buyer's lending institution shall have reviewed and approved this Agreement and the related agreements contemplated herein.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

      The obligations of Seller to sell and transfer the Stock under this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions:

      6.1 PERFORMANCE BY BUYER. Buyer shall have performed, satisfied, and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date, and Seller shall have received a certificate to that effect from a duly authorized officer of Buyer, dated the Closing Date.

      6.2 OPINION OF BUYER'S COUNSEL. Seller shall have received from counsel for Buyer an opinion dated the Closing Date, in form and substance satisfactory to Seller and its or Company's counsel, substantially to the effect that:

            (a) Buyer is a corporation duly incorporated, organized, and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to perform its obligations under this Agreement.

            (b) This Agreement has been validly executed and delivered by Buyer and is valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors and subject to general principles of equity.

            (c) The execution and delivery of this Agreement and the performance by Buyer of its terms do not conflict with or result in a violation of Buyer's Articles of Incorporation or Bylaws or any judgment, order, or decree of any court or arbiter, known to such counsel, by which Buyer is bound, and, to the best of such counsel's knowledge do not conflict with and will not constitute a material breach of the terms, conditions, or provisions of or constitute a default under any contract, undertaking, indenture, or other agreement or instrument known to counsel by which Buyer is now bound.

            (d) The Buyer's Shares, when issued and delivered to Seller pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all encumbrances and restrictions, except as otherwise set forth in the Shareholder's Rights Agreement.

      6.3 CONSENTS. All agreements and consents of any parties necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained.

      6.4 CORPORATE APPROVAL. The execution and delivery of this Agreement by Buyer, and the performance of Buyer's covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action on the part of Buyer.

      6.5 APPROVAL OF DOCUMENTATION. The form and substance of all agreements, certificates, instruments, opinions, and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its or Company's counsel.

      6.6 SELLER'S ACCESS TO INFORMATION. Buyer shall make available to Seller, on a pre-Closing or post-Closing basis, if requested by Seller with reasonable notice, such records of the Company for events occurring prior to the Closing as Seller may need for compliance with regulatory or taxing authorities.

      6.7 STATEMENT OF FAIR MARKET VALUE. A STATEMENT OF FAIR MARKET VALUE FOR THE TRANSACTION SHALL HAVE BEEN PROVIDED BY THE BUYER TO THE SELLER.

      6.8 DUE DILIGENCE. Seller shall have performed such due diligence review of the Buyer as it deems necessary, and shall have determined, in its reasonable discretion, that it is satisfied with the results of its due diligence investigation.

      6.9 TERMINATION OF EMPLOYMENT AGREEMENT. APS shall have entered into the Employment Agreements as defined in Section 5.12, and as of the Closing such agreements will be in full force and effect, and any previously existing employment agreements with persons will be terminated and superseded. Certain obligations under previously existing employment agreements will be the obligation of the Seller, in accordance with Section 9.1.

      Notwithstanding the foregoing, in the event that a member of the Company's senior management, as set forth in Section 5.12, elects not to enter into such Employment Agreement with the Buyer, but elects rather to maintain his/her current agreement with the Company, such election may be deemed by the Seller as equivalent to that person having entered into an Employment Agreement with APS for purposes of satisfying the requirements of the Section.

      6.10 SHAREHOLDER'S RIGHTS AGREEMENT. The Buyer and Seller shall have entered into a Shareholder's Rights Agreement, on terms reasonably acceptable to Seller, which agreement shall include, but not be limited to, the following provisions: (i) at such time as there is an initial public offering ("IPO") of the Buyer's Shares, the Buyer will utilize its best efforts to provide Seller with freely tradable shares within one (1) year of such IPO; (ii) the Buyer will use its best efforts to give Seller the right to participate in any secondary offering, based upon Seller's percentage ownership in the Buyer; (iii) in the event of a change in control of the Buyer, Seller will be offered the opportunity to sell its shares on the same valuation as the holders of the majority of the Buyer's shares; and (iv) in the event that there is neither an IPO nor a change in control of the Buyer within five (5) years of the Closing Date, Seller will be permitted to put its shares to the Buyer for cash, and the Buyer will be permitted to call Seller's shares in the Buyer for cash.


                                    ARTICLE 7

                           TERMINATION AND ABANDONMENT

      7.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Seller and Buyer, but not later than the Closing:

            (a) By mutual consent of Buyer and Seller; or

            (b) By Buyer at Closing, if any of the conditions provided for in
Article 5 hereof shall not have been met or waived in writing by Buyer prior to such date; or

            (c) By Seller at Closing, if any of the conditions provided for in
Article 6 hereof shall not have been met or waived in writing by Seller prior to such date.

            (d) Notwithstanding the foregoing, the parties agree that in the event that a party fails to meet one or more conditions to Closing by the Closing Date, such party may request an additional period, up to 5 business days, to meet such conditions, which request shall not be unreasonably denied by the other parties.

      7.2 PROCEDURES UPON TERMINATION. In the event of termination and/or abandonment by Buyer or Seller, or both, pursuant to Article 7 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

            (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

            (b) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in this Section 7.2, as the case may be.


                                    ARTICLE 8

                                   THE CLOSING

      8.1 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

            (a) Share certificates representing all of the Company Shares, duly endorsed to Buyer or accompanied by duly executed stock powers;

            (b) A certificate of Seller, executed by a duly authorized officer of Seller on behalf of Seller, dated the Closing Date, in the form and substance reasonably satisfactory to Buyer, to the effect that (i) all representations and warranties of Seller in this Agreement are true and correct as of the Closing Date; (ii) Seller has performed, satisfied, and complied in all material respects with all covenants, agreements, and obligations required to be performed and complied with by Seller at or prior to Closing contained in this Agreement; and (iii) that since the date of this Agreement through the Closing Date, there has not occurred any material adverse change in condition (financial or otherwise) to the business, properties, assets, or prospects of the Company;

            (c)   Opinion of Counsel as required by Section 5.3;

            (d)   The good standing certificate as required by  Section 5.7;

            (e)   The resignations of officers and directors required by
Section 5.8;

            (f) The undertaking relating to marks, names and logos required by Section 5.10;

            (g)   The respective Employment Agreements, as required by
Section 5.12, executed and delivered by the respective employees;

            (h) The Shareholder's Rights Agreement, as required by Section 5.13, executed and delivered by the Seller;

            (i)   The BCBSMT/Company Services Agreement, as required by
Section 5.14, executed and delivered by BCBSMT and the Company;

            (j)   Evidence of liability coverage, as required by Section 5.16;

            (k) Certified copies of (i) the resolutions of the Board of Directors of Seller and of BCBSMT (or BCBSMT's duly authorized Executive Committee), in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and each other agreement required pursuant to this Agreement to be delivered by Seller, and/or BCBSMT,
(ii) the Articles of Incorporation of the Company, together with all amendments thereto, certified by the Secretary of State of Montana as of a date not more than thirty (30) days prior to the Closing and certified by the Secretary of the Company as in effect on the Closing Date, and (iii) the Bylaws of the Company, together with all amendments thereto, certified by the Secretary of the Company as in effect on the Closing Date; and

            (l) Such other documents and certificates as Buyer shall reasonably request.

      8.2 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Seller the following:

            (a)   The wire transfer described in Section 1.3;

            (b) The stock certificates representing the Buyer's Shares, as provided in Section 1.3;

            (c) A certificate of the Buyer, executed by a duly authorized officer, dated the Closing Date, in the form and substance reasonably satisfactory to the Seller, to the effect that: (i) all representations and warranties of Buyer in this Agreement are true and correct as of the Closing Date; (ii) Buyer has performed, satisfied, and complied with, in all material respects, all covenants, agreements, and obligations required by this Agreement to be performed or complied with by the Buyer on or before the Closing Date; and
(iii) that since the date of this Agreement through the Closing Date, there has not occurred any material adverse change in condition (financial or otherwise) to the business, properties, assets or prospects of the Buyer.

            (d) The respective Employment Agreements, as required by Section 5.12, executed and delivered by APS;

            (e) The Shareholder's Rights Agreement, as required by Section 5.13, executed and delivered by the Buyer;

            (f)   Opinion of Counsel as required by Section 6.2;

            (g) Certified copies of (i) the resolutions of the Board of Directors of the Buyer, in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and each other agreement required pursuant to this Agreement to be delivered by the Company, (ii) the Articles of Incorporation of Buyer, together with all amendments thereto, certified by the Secretary of State of Delaware as of a date not more than thirty (30) days prior to the Closing and certified by the Secretary of Buyer as in effect on the Closing Date, and (iii) the Bylaws of the Buyer, together with all amendments thereto, certified by the Secretary of the Buyer as in effect on the Closing Date; and

            (h) Such other documents and certificates as Sellers shall reasonably request.


                                    ARTICLE 9

                            POST-CLOSING OBLIGATIONS

      9.1 CHANGE OF CONTROL PAYMENT. In the event that a party employed by the Company exercises at any time by, on, or after the Closing, a right to receive a severance or other payment pursuant to an employment agreement or other arrangement with the Company entered into prior to the Closing Date, the Seller shall bear full and complete responsibility for such payment.

      9.2 DISCLOSURE NOTICES. The Seller shall file all appropriate disclosure notices as may be required with all necessary and appropriate regulatory bodies.

      9.3 UNSCHEDULED LIABILITIES. Seller shall satisfy and discharge, post-Closing, when due, any material debt, obligation, liability, or lien not listed on Schedule 2.8 or Schedule 2.9, whether known or unknown and whether accrued, contingent, or otherwise, that was incurred prior to Closing, was outside the ordinary course of business, and in the aggregate was over $10,000, regardless of when the discovery of such incurrence is made (an "Unscheduled Liability"), upon written notice from Buyer or Company of such Unscheduled Liability. In the event Seller fails to pay or otherwise satisfy and discharge when due any such Unscheduled Liability, the Company shall have the right to pay, upon ten (10) days' prior written notice to Seller, such Unscheduled Liability, and Seller shall have the obligation to reimburse the Company within five (5) business days of receiving a notice of such payment from Company and/or the Buyer. In the event that the Seller fails to make such payment to the Company in a timely fashion, Company and/or Buyer shall have the right to (i) interest on the payment for the period it remains unpaid, at a rate of the Prime Rate plus 2% and (ii) recover all attorneys fees and expenses stemming from any action brought by the Company and/or the Buyer to recover such payment from the Seller.

      9.4 APPOINTMENT OF SELLER'S PRESIDENT TO BOARD. THE BUYER AGREES THAT IT SHALL NOMINATE THE PRESIDENT OF THE SELLER (OR HIS/HER DESIGNEE) TO SERVE, EX OFFICIO, WITH FULL VOTING RIGHTS, AS A MEMBER OF THE BOARD OF DIRECTORS OF THE BUYER, AND SHALL SUBMIT SUCH NOMINATION TO THE SHAREHOLDERS OF THE BUYER FOR THEIR CONSIDERATION, FOR SO LONG AS THE SELLER HOLDS TITLE TO THE BUYER'S SHARES.

      9.5 MAINTENANCE OF ASSETS OF SELLER. The Seller agrees that for the 2 year survival period of the indemnification set forth in Section 10.6, below, the Seller will maintain at least $6.5 million in total assets (excluding the Buyer's Shares), of which at least $2 million will be in current assets. In addition, the Seller agrees that it shall be prohibited from transferring the Buyer's Shares unless and until the transferee of the Buyer's Shares agrees in writing, satisfactory to the Buyer, to indemnify the Buyer up to the value of such shares, in accordance with the provisions of Article 10.


                                   ARTICLE 10

                                 INDEMNIFICATION

      10.1 INDEMNIFICATION OF BUYER. Seller agrees to indemnify and hold harmless Buyer and the Company from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Seller to perform, any of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement, or from any civil or criminal actions, proceedings or investigations involving the Company, including but not limited to, proceedings based upon personal injury, property damage, negligence, or breach of contract, which personal injury, property damage, negligence, or breach of contract occurred, was in existence or was due prior to the Closing Date (hereinafter collectively called "Claims").

      10.2 INDEMNIFICATION OF SELLER. Buyer shall indemnify, defend, and hold harmless Seller from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Seller may incur or suffer and that arise, result from, or relate to any breach of or failure by Buyer to perform any of its representations, warranties, covenants, and agreements contained in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under or in connection with this Agreement.

      10.3 TAX INDEMNITY. Upon the terms and subject to the conditions set forth in Section 10.4 hereof and this Section 10.3, Seller agrees to indemnify and hold Buyer, and the Company harmless against, and will reimburse Buyer (or the Company if Buyer so requests) on demand for:

            (a) any and all tax deficiencies in respect of federal, state, local and foreign sales, use, income or franchise tax or taxes based on or measured by income, including any interest or penalties thereon and legal fees and expenses incurred by Buyer, the Company with respect to the taxable year ended December 31, 1998, and all prior taxable years; and

            (b) any and all such taxes, interest, penalties and legal fees and expenses in respect of the period from January 1, 1999 up to and including the Closing Date, but only to the extent that such deficiencies, taxes, interest, penalties and legal fees and expenses exceed, in the aggregate, the amount of the aggregate reserves for such taxes, if any, shown as liabilities on the Unaudited Balance Sheet.

      The indemnity provided for in this Section 10.3 shall be independent of and in addition to any other indemnity provision of this Agreement and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the taxes referred to herein.

      10.4  LIMITATION OF INDEMNIFICATION.  The indemnification provided in
Section 10.1 and Section 10.2 is subject to the following limitations:

            (a) A party will be liable to the other party for all losses, subject to the limitations set forth below, provided that no indemnification payments shall be due until the amount of such losses exceed Five Thousand Dollars ($5,000.00) for a single occurrence and/or Ten Thousand Dollars ($10,000.00) in the aggregate.

            (b) A party will not be liable for any losses arising from any breach of this Agreement unless written notice specifying the nature of such claim is given within the survival period for indemnification set forth in
Section 10.6, below.

            (c) In no event, shall either party be liable to the other party for any losses pursuant to Section 10.1 or Section 10.2 in the aggregate amount in excess of the Purchase Price, $11.6 million, provided that in the case of the Seller, the first $6.5 million of such amount will be paid in cash, and the remaining $5.1 million will be paid by return of shares of the Buyer's Shares, valued at (in descending order of preference): (i) the then current price of such shares if traded on a public market; and (ii) the higher of (a) the fair market value of such shares as determined by an independent appraiser retained by the Buyer; or (b) $2.85 per share. In the case of the Buyer, such amount would be paid entirely in cash.

      10.5 INDEMNIFICATION PROCEDURE. With respect to any indemnity action or Claim, the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party (the "Indemnitor"), with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee or which may serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitee shall have the right to choose counsel, which counsel shall be of good professional standing with experience and expertise in the subject matter of the claim. The Indemnitor shall have the election to join in the defense of any litigation against Indemnitee in respect of such claim and the Indemnitee shall not settle or compromise any such litigated claim unless it shall first obtain the written consent of the Indemnitor or unless suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to him of such a suit, to take action to defend the same; provided, however, that the Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in part or in whole) to any claim by the Indemnitee against the Indemnitor, except and only to the extent that such failure by the Indemnitee shall result in a material prejudice to the Indemnitor. The defense of any such suit shall at all times be guided by the objective of keeping the financial exposure of all the parties to a minimum.

      10.6 SURVIVAL OF INDEMNIFICATION. The representations and warranties of the Seller contained in Article 2 of this Agreement, and of the Buyer contained in Article 3 of this Agreement, shall survive the Closing and, notwithstanding such Closing, shall remain in full force and effect for the benefit of the Buyer and of the Seller, respectively, for a period of two years and any claim for indemnity with respect thereto shall be made within such time period; PROVIDED, however, that the representations and warranties set forth in Sections 2.10 (Tax Returns and Audits), shall survive until the expiration of any statute of limitations period relating to such matters following the Closing. If written notice of a specific claim has been given prior to the expiration of the applicable survival period of the representations and warranties that are the subject of such claim by the party for whose benefit such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive for the purpose of such claim, until the claim has been resolved.


                                   ARTICLE 11

                                      COSTS

      11.1 FINDER AND BROKER FEES. With the exception of Advest, which has served as a broker, finder, and/or agent for the Seller, and whose commissions, fees, and/or expenses the Seller will be entirely responsible for, each party to this Agreement hereby represents and warrants to the other parties that no Broker or Finder acted directly or indirectly as such for such party in connection with this Agreement or the transactions contemplated hereby and no Broker or Finder is entitled to any Broker or Finder's Fee or other commission fee in respect thereof.

      11.2 ATTORNEY'S AND ACCOUNTANT'S FEES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it or on its behalf in negotiating or preparing this Agreement and closing the transaction contemplated by this Agreement. Any costs or expenses incurred, or to be incurred, by the Company shall be paid by the Seller.


                                   ARTICLE 12

                                  MISCELLANEOUS

      12.1 EFFECT OF HEADINGS; SCHEDULES. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. All exhibits and schedules attached to this Agreement are incorporated herein in their entirety, provided, however, that in the event of any conflict between any such exhibit or schedule and this Agreement, this Agreement shall control. Each exhibit and schedule hereto is hereby cross-referenced to all other exhibits and schedules hereto to the extent necessary to make any such exhibit or schedule complete.

      12.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it, except for any other agreements referenced herein. This Agreement supersedes all prior and contemporaneous agreements (other than those entered into in writing simultaneously with or pursuant to this Agreement), representations, and understandings of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver and then only to the extent expressly specified therein.

      12.3 ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however that no party to this Agreement may assign any of its rights hereunder, or delegate any of its duties hereunder, without the prior written consent of the other party.

      12.4 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the first day after mailing if mailed by a national courier service for overnight delivery properly addressed as shown on the signature page. Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

      If to Buyer:      American Psych Systems Holdings, Inc.
                        ATTN: Kenneth A. Kessler, M.D.
                        6705 Rockledge Drive, Suite 200
                        Bethesda, MD 20817

      Copy to:          Brian D. Gradle, Esq.
                        Epstein Becker & Green, P.C.
                        1227 25th Street, N.W.
                        Washington, D.C. 20037

      If to Seller:     COMBINED BENEFITS MANAGMENT COMPANY
                        Attn: Ronald C. King
                        560 NORTH PARK AVENUE
                        HELENA, MT  59601

      Copy to:          Terry Cosgrove
                        Crowley, Haughey, Hanson, Toole & Dietrich
                        PO Box 797
                        Helena, MT  59624

      12.5 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over and against any party to this Agreement.

      12.6 PUBLIC DISCLOSURES. No party to this Agreement will until completion of the Closing make any public disclosure or publicity release pertaining to the existence of this Agreement or of the subject matter contained herein without having first obtained the written consent of the other parties hereto. Buyer and Seller shall consult with one another in advance concerning the form and substance of any press release or other public disclosure of the matters covered by this Agreement and shall make a diligent effort to prohibit shareholders, members, directors, officers, partners, employees or advisors from granting press interviews or engaging in similar actions that would result in public disclosure of such matters. Notwithstanding the foregoing, each party shall be permitted to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to comply with this Agreement or applicable federal or state law. A party making such announcement shall give written notice of such disclosure to the other party promptly after such disclosure.

      12.7 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Montana.

      12.8 SEVERABILITY. Each term, covenant, condition, or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition, or provision shall be held by a court of competent jurisdiction to be unenforceable or invalid, such term or provision shall only be ineffective as to such jurisdiction, and the remaining provisions shall continue in full force and effect. The parties agree that they shall negotiate in good faith in such cases a substitute provision that comes as close as possible to the invalidated or unenforceable term or provision, and puts the parties in a position as nearly comparable as possible to the position they would have been in but for such holding, while remaining valid and enforceable.

      12.9 NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

      12.10 CONFIDENTIALITY.

            (a) Subject to Section 12.10(b) hereof, each of the parties hereto shall, and shall cause their respective directors, officers, members, partners, shareholders, employees, representatives, affiliates, and subsidiaries, to keep confidential and not disclose to any person

(other than, with appropriate undertakings or obligations of confidentiality, their respective directors, officers, members, partners, shareholders, employees, attorneys, accountants and other advisers with a reasonable need to know such information) all Confidential Information relating to the other party and its affiliates or subsidiaries obtained by it or them from the other party or its affiliates or subsidiaries in preparation for, or in connection with, this Agreement or the transactions contemplated hereby, and use such information only in connection with this Agreement and such transactions. Prior to distributing or otherwise providing any Confidential Information to an affiliate or subsidiary, a party shall obtain from such affiliate or subsidiary, in writing, an agreement to be bound by the terms of this section. For purposes of this Agreement, "Confidential Information" means all confidential or proprietary written, recorded or oral information, data, records, files, lists, materials, documents, know-how or software (including such information pertaining to research, development, engineering, manufacturing, service, sale, marketing or other advertising materials technical information, training materials, manuals, intellectual property, financial, operating, cost, performance, business, process, customers, clients, patients, or prospects), owned, leased, held or used by a party, whether such confidential or proprietary nature is indicated orally or in writing (by such terms or terms of similar effect) or in a context in which the source of such information or data reasonably communicates, or the recipient of such information or data should reasonably have understood, that it should be treated as confidential or proprietary, whether or not the specific word "confidential" or "proprietary" is used.

            (b) The obligations imposed by Section 12.10(a) hereof shall not apply, or shall cease to apply, to any Confidential Information when, and to the extent that, (i) such Confidential Information (A) was known to the recipient prior to the receipt of the Confidential

Information from the discloser thereof; (B) was, or becomes through no breach of the recipient's obligations hereunder, known to the public; (C) becomes known to the recipient from sources other than the discloser under circumstances not involving any breach of any confidentiality obligation between such source and the discloser; (D) is independently developed by the recipient; (E) is required to be disclosed by law or applicable legal process, or is necessary or advisable to be disclosed in order to comply with any applicable statute or governmental rule, regulation, order, directive or policy, any financial or accounting requirement, or any government requests for additional information or documents thereunder; (F) is necessary to be disclosed by the Buyer to lenders and other financing sources and their representatives as a means to facilitate financing related to the transactions contemplated hereby or in connection with other transactions engaged in by the Buyer, PROVIDED that such individuals have agreed to retain such information in confidence; or (G) involves disclosure by the Buyer of the terms of the transactions contemplated hereby to persons in response to specific inquiries, provided such disclosure is consistent with information disclosed under Section 12.6 hereof (Public Disclosures); or (ii) the party to this Agreement to which such Confidential Information relates expressly consents thereto in writing. In addition, the obligations imposed on Buyer by Section 12.10(a) shall cease to apply to Confidential Information related to the Company after the Closing.

            (c) In connection with its ownership of the Company, Seller and/or its affiliates (including but not necessarily limited to BCBSMT) have obtained Confidential Information relating to the business, operations, properties, assets, products, condition (financial and otherwise), liabilities, employee relations, customer, supplier, distributor and franchise relations and prospects of the Company. Following the Closing of the transactions contemplated hereby, Seller and its affiliates (pursuant to a written agreement with the Seller) shall treat such information as confidential with respect to all unrelated third parties and will otherwise refrain from using such information to compete with the Buyer and/or the Company. The Seller and/or its affiliates shall not duplicate or use such information and shall take such steps as are reasonable so as to inform their respective board members, officers and employees who have had access to such information to keep confidential and not to use any such information with regards to any unrelated third party or as a means of competing with the Buyer and/or the Company unless such information (i) is now or is hereafter disclosed, through no act or omission of Seller and its affiliates, in a manner making it available to the general public or (ii) is required to be disclosed by law or applicable legal process, or is necessary or advisable to be disclosed in order to comply with any applicable statute or governmental rule, regulation, order, directive or policy, any financial or accounting requirement or any governmental requests for additional information or documents thereunder.

      12.11 SPECIFIC PERFORMANCE. Buyer and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Buyer and Seller accordingly agree that both parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America or of any state or other political subdivision thereof.

      12.12 EXPENSES. Except as otherwise expressly provided herein, each party shall bear its own expenses (including those of its accountants, advisers or other agents or representatives) incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

      12.13 MATERIALITY. For purposes of this Agreement, "material" or "materially" means with a financial subject matter or effect of Ten Thousand Dollars ($10,000) or more, provided that any and all amounts below the $10,000 threshold shall nonetheless be applied towards the calculation of losses for purposes of the indemnification limitation described in Section 10.4.

      12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Anything herein to the contrary notwithstanding, this Agreement shall not be effective until each party has signed at least one counterpart hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER

COMBINED BENEFITS MANAGEMENT, INC.

/s/ Terry Screnar
----------------------------------------
Signature

Terry Screnar
----------------------------------------
Print Name

President & CEO
----------------------------------------
Title

COMPANY

VYDAS RESOURCES, INC.

/s/ Clifford G. Larsen
----------------------------------------
Signature

Clifford G. Larsen
----------------------------------------
Print Name

President & CEO
----------------------------------------
Title

BUYER

AMERICAN PSYCH SYSTEMS HOLDINGS, INC.

/s/ Stephen A. DaRe
----------------------------------------
Signature

Stephen A. DaRe
----------------------------------------
Print Name

EVP and CFO
----------------------------------------
Title



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